Exhibit 99.1

Michael Ferrantino, Sr. Appointed as Executive Chairman and CEO of LGL

Brings Over 30 Years of Strategic Leadership Experience to MtronPTI

ORLANDO, FL, June 17, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the “Company”) today announced that Michael Ferrantino, Sr., has been appointed as Executive Chairman and Chief Executive Officer of The LGL Group, Inc.

Following the Company’s announcement on May 21, 2014, of Mr. Ferrantino’s appointment as Interim Chief Executive Officer of the Company and its subsidiary, MtronPTI, the Company’s Board of Directors has appointed Mr. Ferrantino to serve as Executive Chairman and Chief Executive Officer of the Company, further solidifying his role in managing the businesses towards profitable growth.  LaDuane Clifton, the Company’s Chief Financial Officer, said “Michael’s industry knowledge and experience has immediately benefited LGL, both as a driving force behind acquisitions, such as the recent Trilithic filter asset purchase, as well as through our efforts to rationalize operations.  Our team is pleased to have the opportunity to work with him as he reorients the business on a path of profitable growth coupled with manufacturing excellence.”

Marc Gabelli, the Company’s Non-Executive Chairman of the Board, said “The Board of Directors is pleased that Michael has accepted this additional responsibility as Executive Chairman and Chief Executive Officer of LGL, bringing his experience in frequency control, RF/microwave and integrated assemblies to the Company at this transitional moment.  I have every confidence in his operational leadership as MtronPTI seeks to reinvigorate its technology position and create long-term growth in shareholder value.”

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components provide low noise and base accuracy for lab instruments, ensure reliability and security in aerospace and defense communications, and synchronize data transfers throughout the wireless and Internet infrastructure.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California, Eindhoven, The Netherlands, Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000